EX-99(a)(2)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company: AL Venture Fund LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

Section 1 of the Certificate of Formation for AL Venture Fund LLC is hereby amended as follows:

1. The name of the limited liability company is Silicon Valley Access Fund LLC (the “Company”).

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 30th day of November, A.D. 2021.

By:	/s/ Steven Greenberg
Authorized Person(s)

Name:	Steven Greenberg
Print or Type